Exhibit 3(iii)

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

Camco Financial Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of Camco Financial Corporation, resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable. The resolution setting forth the proposed restatement is as follows:

RESOLVED, that the Board of Directors hereby declares it advisable that Article FOURTH of the Restated Certificate of Incorporation of Camco be amended by changing the Article so that, as amended, the first sentence of said Article shall be and read as follows:

The total number of shares of stock which the corporation shall have the authority to issue is Thirty Million (30,000,000), of which stock Twenty Nine Million Nine Hundred Thousand (29,900,000) shares shall be common shares of the par value of One Dollar ($1.00) each, amounting in the aggregate to Twenty Nine Million Nine Hundred Thousand Dollars ($29,900,000), and One Hundred Thousand (100,000) shares shall be preferred shares of the par value of One Dollar ($1.00) each, amounting in the aggregate to One Hundred Thousand Dollars ($100,000).

SECOND: That thereafter, the annual meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 24th day of May, 2011.

By:	/s/ David S. Caldwell
Authorized Officer

Title:	Corporate Secretary

Name:	David S. Caldwell
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